D E  V I S S E R  G R A Y

CHARTERED ACCOUNTANTS

401 - 905 West Pender Street

Vancouver, BC Canada

V6C 1L6

Tel: (604) 687-5447

Fax: (604) 687-6737

September 7, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of De Visser Gray Chartered Accountants was previously principal auditor of Royce Biomedical, Inc. (the “Company”) and reported on the financial statements of the Company for the year ended June 30, 2004. Effective September 6, 2005, we resigned as principal auditors. We have read the Company’s statements included under Item 4 of its Form 8-K dated September 6, 2005, and we agree with such statements.

Very truly yours,

DEVISSER GRAY

“James D. Gray”

James D. Gray, CA

Partner

JDG/sh